(As filed with the Securities and Exchange Commission on August 29, 2003)

                                                               File No. 70-10115

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM U-1/A

                                 AMENDMENT NO. 3
                                       TO
                           APPLICATION OR DECLARATION

                                    under the

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              PROGRESS ENERGY, INC.
                           410 South Wilmington Street
                          Raleigh, North Carolina 27602

                       PIEDMONT NATURAL GAS COMPANY, INC.
                                1915 Rexford Road
                         Charlotte, North Carolina 28211

             (Names of companies filing this statement and addresses
                         of principal executive offices)
              -----------------------------------------------------

                              PROGRESS ENERGY, INC.

             (Name of top registered holding company parent of each
                     Progress Energy applicant or declarant)
             -------------------------------------------------------

William D. Johnson, Executive Vice       David J. Dzuricky, Senior Vice
President, General Counsel and           President and Chief Financial Officer
Secretary                                Piedmont Natural Gas Company, Inc.
Progress Energy, Inc.                    1915 Rexford Road
410 South Wilmington Street              Charlotte, North Carolina 28211
Raleigh, North Carolina 27602

                 (Names and addresses of agents for service)
           --------------------------------------------------------

                The Commission is requested to mail copies of all
                  orders, notices and other communications to:

Christopher Cox, Esq.                    William T. Baker, Jr., Esq
Associate General Counsel                Thelen Reid & Priest LLP
Progress Energy Service Company, LLC     875 Third Avenue
410 South Wilmington Street              New York, New York 10022
Raleigh, North Carolina 27602

Barry L. Guy, Vice President and         Jerry W. Amos, Esq.
Controller                               Nelson Mullins Riley & Scarborough, LLP
Piedmont Natural Gas Company, Inc.       Bank of America Corporate Center
1915 Rexford Road                        Suite 2400
Charlotte, North Carolina 28211          100 N. Tryon Street
                                         Charlotte, North Carolina 28202

     The Application/Declaration filed in this proceeding on January 29, 2003, as amended and restated in its entirety by Amendment No. 1, filed on March 28, 2003, and by Amendment No. 2, filed on August 27, 2003, is hereby further amended as follows:

ITEM 6 - EXHIBITS AND FINANCIAL STATEMENTS, is supplemented by listing the following additional exhibit:

               I Fairness opinion dated October 16, 2002 from Salomon Smith Barney. (Filed confidentially pursuant to Rule 104)


                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this amended Application/Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

                                         PROGRESS ENERGY, INC.


                                         By: /s/  William D. Johnson
                                                  ------------------
                                         Name:    William D. Johnson
                                         Title:   Executive Vice President,
                                                     General Counsel and
                                                     Secretary


                                         PIEDMONT NATURAL GAS COMPANY, INC.


                                         By: /s/  David J. Dzuricky
                                                  -----------------
                                         Name:    David J. Dzuricky
                                         Title:   Senior Vice President and
                                                     Chief Financial Officer

Date:  August 29, 2003